Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	Media Contacts: John Bluth Director, Corporate Communications (650) 384-8850

Christopher Chai

Treasurer & Executive Director, Investor Relations

(650) 384-8560

CV THERAPEUTICS REPORTS FOURTH QUARTER

AND YEAR END FINANCIAL RESULTS FOR 2002

PALO ALTO, Calif., February 19, 2003—CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the fourth quarter and full year ended December 31, 2002. For the quarter ended December 31, 2002, the Company reported a net loss of $29.4 million, or $1.09 per share, compared to a net loss of $26.4 million, or $1.13 per share, for the same quarter in 2001. For the year ended December 31, 2002, the Company reported a net loss of $107.8 million, or $4.13 per share, compared to a net loss of $79.7 million, or $3.74 per share, for the year ended December 31, 2001.

For the quarter ended December 31, 2002, operating expenses increased to approximately $32.3 million, from $29.6 million for the same quarter in 2001. Total operating expenses increased to $118.2 million for the year ended December 31, 2002, from $95.0 million for the year ended December 31, 2001. The increases in operating expenses for both periods were primarily due to expenses for the Ranexa™ program related to NDA submission, manufacturing-related arrangements, and pre-commercialization activities partially offset by reduced Ranexa clinical expenses.

The Company recognized collaborative research revenue of $1.8 million for the quarter ended December 31, 2002, compared to $1.1 million for the same quarter in 2001. For the year ended December 31, 2002, the Company recognized revenues of $5.3 million, compared to $6.8 million for the year ended December 31, 2001. The revenue recognized for all periods relates to milestone payments earned and the reimbursement of certain development costs from collaborative partners.

At December 31, 2002, the Company had cash, cash equivalents and marketable securities of approximately $410.9 million, compared to $478.4 million at December 31, 2001.

Company management will webcast a conference call on Wednesday, February 19, 2003 at 5:00 p.m. EST, 2:00 p.m. PST, on the Company’s website. To access the live webcast, please log on to the company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Wednesday, February 26, 2003. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291, the PIN access number is 7679488.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa™ (ranolazine), the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX), is being developed for the potential treatment of chronic angina. Tecadenoson, an A1 -adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A -adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri™, an A1 -adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. CVT disclaims any intent or obligation to update these forward-looking statements.

—Tables to follow—

CV THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2001	2002	2001	2002
Revenues:
Collaborative research	$1,068	$1,774	$6,762	$5,287
Operating expenses:
Research and development	24,357	27,878	81,196	102,244
General and administrative	5,245	4,387	13,756	15,955

Total operating expenses	29,602	32,265	94,952	118,199

Loss from operations	(28,534)	(30,491)	(88,190)	(112,912)
Interest and other income (expense), net	2,132	1,130	8,493	5,139

Net loss	$(26,402)	$(29,361)	$(79,697)	$(107,773)

Basic and diluted net loss per share	$(1.13)	$(1.09)	$(3.74)	$(4.13)

Shares used in computing basic and diluted net loss per share	23,290	26,881	21,308	26,093

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2001	December 31, 2002
	(A)
Assets:
Cash, cash equivalents and marketable securities	$478,425	$410,913
Other current assets	9,938	8,952

Total current assets	488,363	419,865
Property and equipment, net	12,889	15,934
Other assets	5,992	5,203

Total assets	$507,244	$441,002

Liabilities and stockholders’ equity:
Current liabilities	$17,951	$20,907
Long-term obligations	200,900	201,130
Stockholders’ equity	288,393	218,965

Total liabilities and stockholders’ equity	$507,244	$441,002

(A)	Derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001